EXHIBIT 5.2

Owens-Brockway Glass Container Inc.

One Michael Owens Way

Perrysburg, Ohio  43551-2999

July 24, 2009

Owens-Brockway Glass Container Inc.

One Michael Owens Way

Perrysburg, Ohio  43551-2999

Re:   $600,000,000 Aggregate Principal Amount of 7 3/8% Senior Notes due 2016

Ladies and Gentlemen:

I am Senior Vice President and Secretary to Owens-Brockway Glass Container Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the registration of $600,000,000 aggregate principal amount of the Company’s 7 3/8% Senior Notes due 2016 (the “Notes”), guarantees of the Notes (the “Guarantees”) by Owens-Illinois Group, Inc. (“Group”) and the domestic subsidiaries of Group listed on Schedule A hereto (collectively, and together with Group, the “Guarantors”), under the Indenture dated as of May 12, 2009 (the “Indenture”), by and among the Company, the Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on June 25, 2009 (the “Registration Statement”).  The Notes and the Guarantees will be issued in exchange for the Company’s outstanding $600,000,000 aggregate principal amount of 7 3/8% Senior Notes due 2016 on the terms set forth in the prospectus contained in the Registration Statement. Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

In my capacity as internal counsel in connection with such registration, I am familiar with the proceedings taken and proposed to be taken by the Company and the Guarantors in connection with the authorization and issuance of the Notes and the Guarantees, respectively.  I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

I am licensed to practice law in the State of Ohio and am generally familiar with the General Corporation Law of the States of Delaware, New York and Pennsylvania.  I am opining herein as to the internal laws of the State of Ohio, the General Corporation Law of the State of Delaware, the General Corporation Law of the State of New York and the General Corporation Law of the State of Pennsylvania

and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or in the case of Delaware, New York and Pennsylvania any other laws, or as to any matters of municipal law or the laws of any local agencies within any such state.

Subject to the foregoing and the other matters set forth herein, it is my opinion that as of the date hereof:

1.  Each of the Guarantors is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with the requisite power and authority to perform its obligations under the Indenture and the applicable Guarantee.

2.  The Notes have been duly authorized by all necessary corporate action of the Company.

3.  Each of the Guarantees has been duly authorized by all necessary corporate, limited liability company or partnership action of the respective Guarantor.

4.  The Indenture has been duly authorized, executed and delivered by each of the Guarantors.

I consent to your filing this opinion as an exhibit to the above mentioned Registration Statement, and Latham & Watkins LLP may rely on this opinion in connection with the opinion it is delivering to you on this date.

Very truly yours,

/s/ James W. Baehren
James W. Baehren

SCHEDULE A

ACI America Holdings Inc.

Brockway Realty Corporation

NHW Auburn, LLC

OI Auburn Inc.

OI Australia Inc.

OI California Containers Inc.

OI Castalia STS Inc.

OI General Finance Inc.

OI General FTS Inc.

O-I Holding LLC

OI International Holdings Inc.

OI Levis Park STS Inc.

OI Puerto Rico STS Inc.

OIB Produvisa Inc.

Owens-Brockway Packaging, Inc.

Owens-Illinois General Inc.

SeaGate, Inc.

SeaGate II, Inc.

SeaGate III, Inc.

Universal Materials, Inc.